Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2022 Third Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, November 10, 2022

Troy, MI, November 9, 2022 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial Highlights (compared to the prior year period)

•	Gross written premium down 1.8% quarter over quarter, excluding deemphasized lines (largely QSR and FL business), GWP increased 8.9% over the prior year period
•	Commercial Lines gross written premium for the third quarter, excluding deemphasized lines, increased 4.0% to $27.4 million
•	Personal Lines gross written premium increased 41.5% to $5.5 million
•	Net earned premium remained steady at $25.0 million
•	Expense ratio decreased to 39.9%, down 240 basis points from Q3 2021

Subsequent to the end of the third quarter, the Company executed an asset purchase agreement with Whitetail Insurance Services, LLC, a wholly-owned subsidiary of Acrisure, LLC (“Acrisure”). The sale of certain assets of MGA Venture Agency Holdings, Inc. (“Venture”) closed on Friday, October 14, 2022, and was made effective as of October 1, 2022.

The Company also completed a Loss Portfolio Transfer (LPT) reinsurance agreement with Fleming Reinsurance Ltd (“Fleming Re”) subsequent to the end of the third quarter.  Through this transaction, Conifer secured $20 million of adverse development cover for accident years 2019 and prior.

Under the agreement, Fleming Re will cover an aggregate limit of $66.3 million of paid losses on $40.8 million of stated net reserves as of June 30, 2022, relating to accident years 2019 and prior.  Within the aggregate limit, there is a $5.5 million loss corridor in which the Company retains losses in excess of $40.8 million.

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James Petcoff, Executive Chairman and Co-CEO, commented, “We are pleased to report the recent closing of two significant and strategic transactions that will make efficient use of our capital to support the Company’s profitable growth into the future.”

2022 Third Quarter Financial Results Overview

At and for the Three Months Ended September 30,			At and for the Nine Months Ended September 30,		
	2022	2021	% Change	2022	2021	% Change
	(dollars in thousands, except share and per share amounts)					
Gross written premiums	$ 33,088	$ 33,704	-1.8%	$ 103,470	$ 99,058	4.5%
Net written premiums	23,693	26,069	-9.1%	68,980	79,084	-12.8%
Net earned premiums	24,958	24,941	0.1%	73,489	72,614	1.2%
Net investment income	860	514	67.3%	1,931	1,549	24.7%
Net realized investment gains (losses)	-	(101)	**	(1,505)	3,883	**
Change in fair value of equity investments	(151)	(2,169)	**	446	(3,234)	
Other gains (losses)	66	2,778	**	60	11,688	**
Net income (loss)	(1,523)	(1,209)	**	(12,792)	(293)	**
Net income (loss) per share, diluted	$ (0.14)	$ (0.12)		$ (1.26)	$ (0.03)	
Adjusted operating income (loss)*	(1,438)	(1,717)	**	(11,793)	(12,630)	**
Adjusted operating income (loss) per share, diluted*	$ (0.13)	$ (0.18)	**	$ (1.16)	$ (1.30)	**
Book value per common share outstanding	$ 1.32	$ 4.34		$ 1.32	$ 4.34	
Weighted average shares outstanding, basic and diluted	11,101,194	9,692,150		10,178,975	9,686,874	
Underwriting ratios:						
Loss ratio (1)	66.6%	64.6%		77.2%	73.3%	
Expense ratio (2)	39.9%	42.3%		38.8%	42.7%	
Combined ratio (3)	106.5%	106.9%		116.0%	116.0%	

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income from underwriting operations.

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2022 Third Quarter Premiums

Gross Written Premiums

Gross written premiums decreased 1.8% in the third quarter of 2022 to $33.1 million, compared to $33.7 million in the prior year period. However, excluding deemphasized lines of business (QSR, Commercial Auto, Florida business), gross written premium increased 8.9% over the prior period. Personal lines premium, specifically Conifer’s low-value dwelling line of business, continues to bolster Conifer’s profitable top line growth.

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November 9, 2022

Net Earned Premiums

Net earned premiums increased 0.1% to $25.0 million for the third quarter of 2022, compared to $24.9 million for the prior year period. The Company expects net earned premium to continue its increase through the remainder of 2022 as increases in profitable gross written premium over the past several quarters continue to earn ratably through the year.

Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 83.5% of total gross written premium in the third quarter of 2022, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses.

Commercial lines gross written premium fell slightly in the third quarter of 2022 to
$27.6 million.  Excluding the Company’s deemphasized lines of business, commercial lines gross written premium rose 4.0% in the quarter. This reflects the Company’s continued emphasis on expansion in its most profitable specialty lines.

The commercial lines combined ratio was 103.6% for the three months ended September 30, 2022, compared to 109.4% in the prior year period.  The loss ratio was 64.0% for the third quarter of 2022, compared with 66.7% in the prior year period.  The Company anticipates continued improvement in the near term as deemphasized lines of business roll off the Company’s books.  Moreover, the completion of the Loss Portfolio Transfer reinsurance agreement in mid-October 2022 is expected to significantly benefit the Company’s bottom line in the months to come.

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The commercial lines expense ratio for the third quarter was 39.6%, down from 42.7% during the prior year period, reflecting the Company’s commitment to sustained expense management and profitable top line growth.

The commercial lines accident year combined ratio was 90.4% for the third quarter of 2022.

Personal Lines Financial and Operational Review

Personal lines, representing 16.5% of total gross written premium for the third quarter of 2022, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 41.5% to $5.5 million in the third quarter of 2022 compared to $3.9 million in the prior year period.  This increase was led by growth in the Company’s low-value dwelling line of business in Oklahoma and Texas.

The personal lines combined ratio was 120.5% for the three months ended September 30, 2022, compared to 88.0% in the prior year period. Personal lines loss ratio was 79.2%, compared to 48.8% in the prior year period.

The personal lines accident year combined ratio was 111.4% for the third quarter of 2022.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 106.5% for the quarter ended September 30, 2022, compared to 106.9% for the same period in 2021. The Company’s accident year combined ratio for the quarter ended September 30, 2022 was 93.9%, compared to 92.3% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $16.7 million for the three months ended September 30, 2022, compared to $16.2 million in the prior year period. This resulted in a loss ratio of 66.6%, compared to 64.6% in the prior year period.

The accident year loss ratio for the third quarter of 2022 was 54.0%, which aligns with the Company’s target loss ratio in its select specialty lines of business.  As deemphasized business continues to roll off the books, and as statutes expire in difficult jurisdictions, the Company fully anticipates that the loss ratio will improve correspondingly.

Moreover, the Company has taken important steps to restrict the bottom-line effects of adverse prior year development from these deemphasized lines of business, and expects to see the beneficial results of these initiatives in the near term.

Expense Ratio:

The expense ratio was 39.9% for the third quarter of 2022, compared to 42.3% in the prior year period.

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Net Investment Income

Net investment income was $860,000 during the quarter ended September 30, 2022, compared to $514,000 in the prior year period.

Net Realized Investment Income

Net realized investment income was flat during the third quarter of 2022, compared to net realized investment losses of $101,000 in the prior year period.

Change in Fair Value of Equity Securities

During the third quarter, the Company reported a loss of $151,000 from the change in fair value of equity investments, compared to a loss of $2.2 million in the prior year period.

Net Income

In the third quarter of 2022, the Company reported a net loss of $1.5 million, or $0.14 per share, compared to net loss of $1.2 million, or $0.12 per share, in the prior year period.

Adjusted Operating Income

In the third quarter of 2022, the Company reported an adjusted operating loss of $1.4 million, or $0.13 per share, compared to an adjusted operating loss of $1.7 million, or $0.18 per share, for the same period in 2021. See Definitions of Non-GAAP Measures.

Earnings Conference Call and Webcast with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, November 10, 2022 at 8:30 a.m. ET to discuss results for the third quarter ended September 30, 2022.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds.  Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.

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Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income (loss), a non-GAAP measure, as net income (loss) excluding after-tax net realized investment gains and losses, excluding after-tax other gains and losses, excluding the after-tax change in fair value of equity securities. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
	(dollar in thousands, except share and per share amounts)			
Net income (loss)	$ (1,523)	$ (1,209)	$ (12,792)	$ (293)
Less:				
Net realized investment gains (losses), net of tax	-	(101)	(1,505)	3,883
Other gains (losses), net of tax	66	2,778	60	11,688
Change in fair value of equity securities, net of tax	(151)	(2,169)	446	(3,234)
Adjusted operating income (loss)	$ (1,438)	$ (1,717)	$ (11,793)	$ (12,630)
Weighted average common shares, diluted	11,101,194	9,692,150	10,178,975	9,686,874
Diluted income (loss) per common share:				
Net income (loss)	$ (0.14)	$ (0.12)	$ (1.26)	$ (0.03)
Less:				
Net realized investment gains (losses), net of tax	-	(0.01)	(0.15)	0.40
Other gains (losses), net of tax	-	0.29	0.01	1.20
Change in fair value of equity securities, net of tax	(0.01)	(0.22)	0.04	(0.33)
Adjusted operating income (loss), per share	$ (0.13)	$ (0.18)	$ (1.16)	(1.30)

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Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 10, 2022 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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